Exhibit 99.1

3033 Campus Drive Suite E490 Plymouth, MN 55441 www.mosaicco.com	Tel 800-918-8270 Fax 763-577-2986

Press Release

MEDIA CONTACT:	Linda Thrasher, 763-577-2864

INVESTOR CONTACT:	Christine Battist, 763-577-2828

MOSAIC REPORTS FISCAL YEAR 2009 FIRST QUARTER RESULTS

Quarterly Net Earnings Nearly Quadruple to $1.2 Billion; Diluted EPS Grew to $2.65;

Strong Earnings Growth Expected to Continue

PLYMOUTH, MN, October 1, 2008 – The Mosaic Company (NYSE: MOS) announced today net earnings of $1.2 billion, or $2.65 per share, for the first quarter ended August 31, 2008. These results compare with net earnings of $305.5 million, or $0.69 per share, for the quarter ended August 31, 2007.

HIGHLIGHTS

•	Operating earnings were $1.5 billion, or 36.0% of net sales, up from $449.6 million, or 22.4% of net sales last year.

•	The average diammonium phosphate (DAP) selling price was $1,013 per tonne, which was substantially higher than in both the fourth quarter and the first quarter of fiscal 2008.

•	The average muriate of potash (MOP) selling price was $488 per tonne, which was substantially higher than in both the fourth quarter and the first quarter of fiscal 2008.

•	Foreign currency transaction gains were $86.7 million, or $0.13 per share, compared to a loss of $19.4 million, or $0.03 per share, a year ago.

•

Net unrealized mark-to-market derivative losses impacted gross margin by $114.8 million, or $0.18 per share, compared to net unrealized derivative losses of $30.1 million, or $0.05 per share, a year ago.

•	Cash flow from operating activities was $561.5 million for the first quarter of fiscal 2009 compared to $438.4 million last year.

•	Mosaic intends to reduce planned phosphate concentrates production by 500,000 to one million tonnes over the next several months, in response to high inventory levels.

•	Mosaic expects strong year-over-year earnings growth to continue throughout fiscal 2009.

Net sales in the first quarter of fiscal 2009 were $4.3 billion, an increase of $2.3 billion, or more than double the amount in the same period a year ago.

Mosaic’s gross margin for the first quarter fiscal 2009 was $1.6 billion, or 38.1% of net sales, compared with $521.8 million, or 26.0% of net sales, a year ago. First quarter operating earnings were $1.5 billion, compared with $449.6 million for the first quarter of fiscal 2008. Financial performance during the quarter continued to benefit from higher selling prices compared to the prior year. The significant increase in selling prices was due to strong agricultural fundamentals and positive fertilizer supply and demand factors. Mosaic also recognized a foreign currency transaction gain of $86.7 million. These positive factors were partially offset by higher raw material costs in the Phosphates segment, increases in Canadian resource taxes and royalties in the Potash segment, and aggregate net unrealized mark-to-market derivative losses of $114.8 million primarily in the Potash and Phosphate segments.

“We delivered another quarter of record results,” said Jim Prokopanko, Mosaic’s President and Chief Executive Officer. “Against the backdrop of volatile global markets, we are well positioned financially, strategically and operationally to serve our customers worldwide and execute on the strong, long-term fundamentals in the agricultural sector.”

Phosphates

Net sales in the Phosphates segment were $2.6 billion for the first quarter, more than double net sales of $1.2 billion a year ago. Phosphates’ first quarter gross margin was $1.0 billion, or 38.8% of net sales, compared with $353.5 million, or 29.9% of net sales, for the same period a year ago. Operating earnings were $950.8 million, an increase of $640.6 million compared with $310.2 million in the same period last year. Operating earnings growth in the first quarter of fiscal 2009 was driven by increases in selling prices. These price increases more than offset a 7% decrease in sales volumes to 2.1 million tonnes, higher sulfur and ammonia costs, and net unrealized mark-to-market derivative losses of $74.6 million. The decline in sales volumes was primarily due to North American customer carry-over inventories from this Spring.

The average first quarter DAP selling price, FOB plant, was $1,013 per tonne, which is a $606 per tonne increase compared with a year ago and a $259 per tonne increase compared with the fourth quarter of fiscal 2008. This strong upward price momentum leveled off toward the end of the quarter, causing the average realized price to fall slightly below Mosaic’s guidance range.

Potash

Net sales in the Potash segment totaled $976.4 million for the first quarter, more than double net sales of $411.8 million a year ago. The Potash segment’s gross margin increased to $503.2 million in the first quarter, or 51.5% of net sales, compared with $126.6 million a year ago, or 30.7% of net sales. Operating earnings were $477.8 million during the first quarter, or quadruple the operating earnings in the same period last year. The increase in operating earnings was primarily a result of higher selling prices. This increase was partially offset by significantly higher Canadian resource taxes and royalties, net unrealized mark-to-market derivative losses of $41.8 million, and the impact of a 9% decrease in sales volumes.

The average first quarter MOP selling price, FOB plant, was $488 per tonne, which is a $324 per tonne increase compared with a year ago and a $153 per tonne increase compared with the fourth quarter of fiscal 2008. Realized prices at the end of the first quarter were significantly higher than the average for the quarter and have continued to increase since the end of the quarter.

The Potash segment’s total sales volume was 1.9 million tonnes for the first quarter which was lower compared with year-ago first quarter volume of 2.1 million tonnes. The decline in sales volumes was primarily due to lower beginning inventory levels available to meet customer demand, despite comparable production volumes.

Offshore

The Offshore segment’s net sales totaled $1.0 billion during the first quarter, or more than double the amount for the same period a year ago. This increase was mainly due to higher selling prices. Gross margin increased to $180.6 million in the first quarter, or 17.2% of net sales, compared to $51.1 million, or 10.3% of net sales, for the same period last year. Offshore first quarter operating earnings of $159.0 million were up $128.9 million compared with a year ago, the result of higher selling prices and the benefit from positioning lower cost inventories in a period of rising selling prices.

Other

Selling, general, and administrative expenses (SG&A) were $90.0 million in the first quarter, or 2.1% of net sales, compared to $66.6 million last year, or 3.3% of net sales. The increase in SG&A expenses was primarily the result of higher share-based and other compensation expense, and higher external consulting and professional fees.

A foreign currency transaction gain of $86.7 million was recorded for the first quarter compared to a loss of $19.4 million for the same period a year ago. This non-cash gain is the result of the effect of a weakening Canadian dollar on significant U.S. dollar denominated intercompany receivables and cash held by Mosaic’s Canadian affiliates.

Income tax expense was $497.7 million in the first quarter resulting in an effective tax rate of 30.6% compared to $100.8 million, or an effective tax rate of 25.4% for the same period last year. The lower effective tax rate in the first quarter of fiscal 2008 was primarily the result of recording certain discrete tax benefits totaling $20.4 million.

Total equity earnings in non-consolidated subsidiaries were $59.8 million in the first quarter, compared with $11.8 million for the same period a year ago. Mosaic’s equity earnings in Saskferco Products ULC increased to $24.9 million for the first quarter compared to a loss of $3.2 million for the same period last year, primarily the result of higher nitrogen selling prices and higher volumes, partially offset by higher natural gas costs. Equity earnings in Fertifos S.A. were $33.7 million for the first quarter compared to $12.1 million for the same period last year, reflecting strong agricultural fundamentals in Brazil. On October 1, 2008, the previously announced sale of Saskferco was completed.

Mosaic ended the first quarter with $2.2 billion in cash and cash equivalents. Cash flow from operating activities in the first quarter of fiscal 2009 was $561.5 million, up from $438.4 million a year ago. Mosaic’s total debt as of August 31, 2008 was $1.5 billion compared to $2.2 billion as of August 31, 2007.

Outlook and Financial Guidance

Global demand for crop nutrients is expected to increase while global grain and oilseed stocks continue to decline. Farmers have responded to high agricultural commodity prices by growing record harvests, but it has not been sufficient to build grain and oilseed stocks to more secure levels. To reverse the unsustainable trends in global grain and oilseed stocks, yields need to increase. Improved crop nutrient application rates boost production and increase yields.

Inventories for North American potash producers declined to record low levels in August 2008 and strong global demand continues for potash. Inventories for phosphate producers increased from the low levels of a year ago; however, phosphate fundamentals remain positive and demand is expected to rebound once inventory levels are normalized.

“We expect strong earnings growth to continue in upcoming quarters,” said Jim Prokopanko. “Momentum remains strong in the potash market with healthy demand, low inventory levels, and various industry supply disruptions. Momentum has slowed in the Phosphates business near-term due to the combined effects of soft seasonal demand, higher customer inventory levels and falling raw material costs. Accordingly, to better balance inventory levels and supply chain demands, we will reduce planned phosphate production by 500,000 to 1 million tonnes over the next several months. We remain optimistic about the second half outlook for phosphates and will be well positioned to capitalize on that outlook.”

Phosphate sales volume guidance for fiscal 2009 has been reduced to a range of 8.0 to 9.0 million tonnes, with the majority of the reduction expected in the second fiscal quarter. Mosaic’s average DAP selling price, FOB plant, for the second quarter of fiscal 2009 is estimated to be between $1,020 and $1,080 per tonne.

Potash sales volume guidance for fiscal 2009 is unchanged at 8.2 to 8.6 million tonnes. Mosaic’s second quarter fiscal 2009 average MOP selling price, FOB plant, is estimated to be $560 to $620 per tonne. Partially offsetting the benefit of higher projected MOP selling prices will be higher Canadian resource taxes and royalties and increased costs for resources including steel, reagents and labor.

Key factors that affect Mosaic’s selling price and volume estimates include current and anticipated agricultural commodity pricing and phosphate raw materials costs, industry and supply chain inventory levels, and China’s policy on phosphate exports.

About The Mosaic Company

The Mosaic Company is one of the world's leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphates and potash fertilizers and feed ingredients for the global agriculture industry. More information on the company is available at www.mosaicco.com.

Mosaic will conduct a conference call on Thursday, October 2, 2008 at 11:00 a.m. EDT to discuss first quarter earnings results. Presentation slides and a simultaneous audio webcast of the conference call may be accessed through Mosaic’s website at www.mosaicco.com/investors. Additionally, the conference call-in number is 888-680-0879 and the passcode is 57351901. This webcast will be available up to one year from the time of the earnings call.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to the predictability of fertilizer, raw material, energy and transportation markets subject to competitive market pressures; changes in foreign currency and exchange rates; international trade risks; changes in government policy, including but not limited to governmental activities to address rising food and crop nutrient prices; changes in environmental and other governmental regulation; adverse weather conditions affecting operations in Central Florida or the Gulf Coast of the United States, including potential hurricanes or excess rainfall; actual costs of asset retirement, environmental remediation, reclamation or other environmental regulation differing from management’s current estimates; accidents and other disruptions involving Mosaic’s operations, including brine inflows at its Esterhazy, Saskatchewan potash mine and other potential mine fires, floods, explosions, seismic events or releases of hazardous or volatile chemicals, as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

Condensed Consolidated Statements of Operations

(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended August 31
	2008	2007
Net sales	$4,322.5	$2,003.3
Cost of goods sold	2,673.9	1,481.5

Gross margin	1,648.6	521.8

Selling, general and administrative expenses	90.0	66.6
Other operating expenses	9.7	5.6

Operating earnings	1,548.9	449.6
Interest expense, net	10.6	34.0
Foreign currency transaction (gain) loss	(86.7)	19.4
Other (income)	(1.5)	—

Earnings from consolidated companies before income taxes	1,626.5	396.2
Provision for income taxes	497.7	100.8

Earnings from consolidated companies	1,128.8	295.4
Equity in net earnings of nonconsolidated companies	59.8	11.8
Minority interests in net earnings of consolidated companies	(3.9)	(1.7)

Net earnings	$1,184.7	$305.5

Diluted earnings per share	$2.65	$0.69

Diluted weighted average number of shares outstanding	446.5	444.3

Condensed Consolidated Balance Sheets

(In millions, except share and per share amounts)

The Mosaic Company	(unaudited)

	August 31 2008	May 31 2008
Assets
Current assets:
Cash and cash equivalents	$2,189.7	$1,960.7
Receivables, net	1,586.3	1,039.2
Inventories	1,945.1	1,350.9
Deferred income taxes	214.8	256.9
Other current assets	241.1	201.8

Total current assets	6,177.0	4,809.5
Property, plant and equipment, net	4,559.2	4,648.0
Investments in nonconsolidated companies	356.4	353.8
Goodwill	1,808.4	1,875.2
Other assets	109.1	133.3

Total assets	$13,010.1	$11,819.8

Liabilities and Stockholders’ Equity
Current liabilities:
Short-term debt	$109.4	$133.1
Current maturities of long-term debt	69.3	43.3
Accounts payable and accrued liabilities	2,069.8	1,843.0
Accrued income taxes	358.7	131.9
Deferred income taxes	32.6	34.8

Total current liabilities	2,639.8	2,186.1
Long-term debt, less current maturities	1,311.4	1,375.0
Deferred income taxes	492.4	516.2
Other noncurrent liabilities	872.7	987.9
Minority interest in consolidated subsidiaries	26.1	23.4

Stockholders’ equity:
Preferred stock, $0.01 par value, 15,000,000 shares authorized, none issued and outstanding as of August 31, 2008 and May 31, 2008	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized:
Class B common stock, none issued and outstanding as of August 31, 2008 and May 31, 2008	—	—
Common stock, 444,238,273 and 443,925,006 shares issued and outstanding as of August 31, 2008 and May 31, 2008, respectively	4.4	4.4
Capital in excess of par value	2,464.6	2,450.8
Retained earnings	4,647.2	3,485.4
Accumulated other comprehensive income	551.5	790.6

Total stockholders’ equity	7,667.7	6,731.2

Total liabilities and stockholders’ equity	$13,010.1	$11,819.8

Condensed Consolidated Statements of Cash Flows

(In millions, except share and per share amounts)

The Mosaic Company	(unaudited)

	Three Months Ended August 31,
	2008	2007
Cash Flows from Operating Activities
Net cash provided by operating activities	$561.5	$438.4
Cash Flows from Investing Activities
Capital expenditures	(186.9)	(82.1)
Proceeds from sale of business	—	7.8
Restricted cash	(1.2)	(0.2)
Other	0.3	0.8

Net cash used in investing activities	(187.8)	(73.7)
Cash Flows from Financing Activities
Payments of short-term debt	(141.5)	(91.6)
Proceeds from issuance of short-term debt	118.6	106.1
Payments of long-term debt	(33.8)	(183.1)
Proceeds from issuance of long-term debt	0.1	—
Payment of tender premium on debt	(0.2)	—
Proceeds from stock options exercised	1.1	18.4
Excess tax benefits related to stock option exercises	2.8	—
Dividend to minority shareholder	(1.4)	(0.1)
Cash dividends paid	(22.2)	—

Net cash used in financing activities	(76.5)	(150.3)
Effect of exchange rate changes on cash	(68.2)	4.2

Net change in cash and cash equivalents	229.0	218.6
Cash and cash equivalents - beginning of period	1,960.7	420.6

Cash and cash equivalents - end of period	$2,189.7	$639.2

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest (net of amount capitalized)	$47.4	$63.4
Income taxes	192.7	48.5

Condensed Consolidated Financial Highlights

(dollars in millions)

The Mosaic Company	(unaudited)

	Three months ended August 31		Increase/ (Decrease)
	2008	2007	Amount	%
Net sales:
Phosphates	$2,592.8 (b)	$1,182.5 (b)	$1,410.3	119%
Potash	976.4	411.8	564.6	137%
Offshore	1,048.0	497.5	550.5	111%
Corporate/Other (a)	(294.7)	(88.5)	(206.2)	(233)%

	$4,322.5 (b)	$2,003.3 (b)	$2,319.2	116%

Gross margin:
Phosphates	$1,005.7	$353.5	$652.2	184%
Potash	503.2	126.6	376.6	297%
Offshore	180.6	51.1	129.5	253%
Corporate/Other (a)	(40.9)	(9.4)	(31.5)	(335)%

	$1,648.6	$521.8	$1,126.8	216%

Operating earnings (loss):
Phosphates	$950.8	$310.2	$640.6	207%
Potash	477.8	110.2	367.6	334%
Offshore	159.0	30.1	128.9	428%
Corporate/Other (a)	(38.7)	(0.9)	(37.8)	NM

	$1,548.9	$449.6	$1,099.3	245%

(a)	Includes elimination of intercompany sales.
(b)	Includes PhosChem sales for its other members of $288.9 million and $137.5 million for the three months ended August 31, 2008 and 2007, respectively. PhosChem is a consolidated subsidiary of Mosaic.

Key Statistics

The Mosaic Company	(unaudited)

	Three months ended August 31				Increase/ (Decrease)
	2008		2007		Amount	%
Sales volumes
(000 metric tonnes):
Phosphates (a)
Fertilizers: North America	779		902		(123)	(14)%
International	1,138		1,141		(3)	(0)%
Phosphate Feeds	174		200		(26)	(13)%

	2,091		2,243		(152)	(7)%

Potash (b)
Fertilizers: North America	546		789		(243)	(31)%
International	1,090		1,070		20	2%
Non agricultural	261		225		36	16%

	1,897	(c)	2,084	(c)	(187)	(9)%

Average selling price per metric tonne:
DAP (d)	$1,013		$407		$606	149%
MOP (d)	488		164		324	198%
K-Mag (d)	288		121		167	138%
Average purchase price paid for key raw materials:
Ammonia (metric ton) (Central Florida) (e)	$572		$326		$(246)	(75)%
Sulfur (long ton)	573		74		(499)	(674)%
Canadian resource taxes and royalties (f)	$169		$37		$(132)	(357)%

(a)	Phosphates volumes represent dry product tonnes, primarily DAP and MAP. Excludes tonnes sold by PhosChem for its other members.
(b)	Potash volumes exclude tonnes mined under a third party tolling arrangement.
(c)	Includes sales volumes (in thousands of metric tonnes) of 209 tonnes and 188 tonnes of K-Mag® for the three months ended August 31, 2008 and 2007, respectively.
(d)	FOB plant/mine
(e)	Delivered Tampa
(f)	Amounts in millions of U.S. dollars